Exhibit 99.2
October 1, 2007
Dear Fellow Employee:
Today we announced a significant and exciting milestone in our Company’s 165-year history. The Board of Directors has approved a plan to create separate television and newspaper companies by spinning off Belo’s newspaper businesses into a separate, publicly-traded company. Our press release is attached.
The spin-off should be completed in the first quarter of 2008. At that point, there will be two Belo’s:
•	A. H. Belo Corporation (“A. H. Belo”) will own and operate all of our newspaper assets including The Dallas Morning News, The Providence Journal and The Press-Enterprise — and their related Web sites, niche products, and direct mail and commercial printing businesses. A. H. Belo’s combined newspaper and related online businesses reach a total audience of more than 3.7 million people in markets with attractive long-term demographics.
•	Belo Corp. (“Belo”) will be the largest publicly-traded pure-play television company in the nation by the time the transaction closes. It will own and operate 20 premier television stations in 15 U.S. markets (including our ABC, CBS, NBC, FOX, CW and MyNetwork TV affiliates) and their related Web sites. Belo will also own interests in six cable news channels.
Both companies will be headquartered in Dallas and both stocks will trade on the New York Stock Exchange. I will be chairman, president and Chief Executive Officer of A. H. Belo and non-executive chairman of Belo. Dunia Shive will be president and Chief Executive Officer of Belo. Both companies will be led by substantially the same management and employee teams, and the current corporate management and Board of Directors will be divided between the two companies.
This decision follows an extensive analysis of our businesses, growth strategies, regulatory obstacles and current market forces. There are profound yet distinct changes occurring in these industries and each sector appeals to discrete investor groups. Fortunately, we will have a superior collection of assets in both A.H. Belo and Belo, and each will have a game plan to flourish. By creating two strong companies, we will be more focused and nimble. Each entity will have greater strategic and financial flexibility to form partnerships and alliances unencumbered by considerations of the potential impact on the other company’s business. Both companies will be better positioned to pursue and realize their full potential.
Continued....

October 1, 2007
Page Two
This decision also acknowledges that arcane regulatory obstacles to media cross-ownership remain in place. We have been firm believers in media convergence for a long time, and continue to believe convergence is very important to the long-term interests of all U.S. newspapers and television stations. Relaxation of media ownership rules is long overdue. That notwithstanding, our experience with virtual cross-ownership in numerous markets suggests that some synergies across print, broadcast and online media can be effectively achieved through alliances and partnerships.
Dunia and I believe fervently in the future of the newspaper and television businesses. I will continue to be involved with Belo as non-executive chairman, but my decision to lead A. H. Belo is based on three convictions: First, Belo’s newspapers are a family heritage and I feel a sense of duty to our newspapers’ many constituencies. Second, in today’s environment, it is important that I personally help steer our newspapers through these tough times. And third, Dunia will do a superb job as CEO of the television business, where she has been deeply engaged for many years. Belo Corp. will do exceedingly well in her capable hands.
While there will be changes at corporate headquarters to accommodate and serve the needs of two separate publicly-traded companies, the spin-off should not meaningfully affect our operating company employees, nor will it impact the important and durable relationships we have built with advertisers, customers and the local communities we serve.
Over the next three to four months, we will be working on the corporate structure of each company. We will do our best to match as many of our corporate employees as possible with similar or new positions at either A. H. Belo or Belo Corp.
I ask that you help us operate Belo’s businesses as usual and stay focused on meeting Belo’s commitments to readers, viewers, online audiences, advertisers and local communities. Dunia and I will do our best to keep you informed as we move forward toward the spin-off.
Meetings will be scheduled to explain more about the process and answer your questions. This transaction will be complex to accomplish, but it’s one that I know will deliver value to all of us. Dunia and I thank you for your dedication and continued efforts, which have helped create the potential for two great companies.

Sincerely,